Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-72788 of U.S.B. Holding Co., Inc. (the “Company”) on Form S-3 and Registration Statement Nos. 333-126815, 333-106376, 333-63408, 333-75317, 333-65161, 333-56169, 333-43797, 333-27451, 33-80678 and 2-90674 of U.S.B. Holding Co., Inc. on Forms S-8 of our reports dated March 13, 2007, relating to the consolidated financial statements of the Company and its subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of U.S.B. Holding Co., Inc. for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

New York, New York
March 13, 2007